Exhibit 99.1

FOR IMMEDIATE RELEASE	August 3, 2009
Media Contact: Art McDonald, (520) 884-3628	Page 1 of 9
Financial Analyst Contact: Jo Smith, (520) 884-3650
UNISOURCE ENERGY REPORTS SECOND QUARTER 2009 EARNINGS,
NARROWS 2009 EARNINGS GUIDANCE RANGE
•	UniSource Energy’s net income for the second quarter of 2009 was $31 million, or $0.80 per diluted share of common stock, compared with net income of $5 million, or $0.13 per diluted share, in the second quarter of 2008. Earnings for the second-quarter of 2009 also reflect an after-tax gain of $3.6 million, or $0.09 per diluted share on the sale of its equity interest in Carboelectrica Sabinas, S. de R.L. de C.V. (Sabinas), one of UniSource Energy’s unregulated energy investments.
•	UniSource Energy narrows its 2009 reported GAAP earnings guidance to $2.55 to $2.70 per diluted share from $2.55 to $2.90 per diluted share.
Tucson, Ariz. — UniSource Energy Corporation (NYSE: UNS) today reported second quarter 2009 net income of $31 million, or $0.80 per diluted share of common stock, compared with net income of $5 million, or $0.13 per diluted share, in the same period last year.
UniSource Energy’s financial results are driven primarily by Tucson Electric Power (TEP), UniSource Energy’s principal subsidiary, which reported net income of $27 million for the second quarter compared with net income of $6 million last year. The increase can be attributed to two key elements: first, a $12 million increase in TEP’s retail revenues (excluding renewable energy and demand side management charges) reflecting an average base rate increase of 6% that was effective December 1, 2008 and a Purchased Power and Fuel Adjustment Clause (PPFAC) that allows recovery of actual costs. The new rate structure contributed to a $16 million increase in TEP’s utility gross margin (retail and wholesale revenues net of costs and deferrals related to fuel, purchased power and transmission) over the second quarter of last year. The other key element is that during the second quarter of 2008 TEP incurred charges of $22 million, including amortization of a regulatory asset and deferred revenues to be refunded; those charges will not recur in 2009.
Retail revenues were higher even though TEP’s second-quarter retail kilowatt-hour (kWh) sales fell 1.9 percent compared with the same period last year due to the struggling economy. The reduction in TEP’s second quarter retail sales actually represented a significant improvement over the 4.8 percent year-over-year decrease in the utility’s first quarter sales.
“With half of the year behind us and TEP’s retail energy sales lagging 3.3 percent behind last year’s levels, we’re revising our expectations and narrowing our 2009 guidance range to $2.55 - $2.70 per diluted share,” said Paul Bonavia, Chairman, President and CEO of UniSource Energy. “Although we’re beginning to see signs that economic conditions may be stabilizing, the high end of our previous earnings guidance is likely to remain out of reach.
To mitigate the impact of lower sales, the company is taking steps to reduce O&M expenses, Bonavia said. “We’re finding ways to cut costs without compromising safety, reliable service for our customers or the long-term health of our company,” he said.

TEP’s cash flows remain strong and are expected to combine with those of sister utilities UNS Gas and UNS Electric to push UniSource Energy’s 2009 consolidated operating cash flows above $330 million. Cash flows from operations are expected to be more than adequate to cover the company’s estimated consolidated capital expenditures of approximately $290 million.
The growth of TEP’s customer base also has proven resilient, Bonavia said. “TEP’s customer base continues to expand at a nearly 1 percent annual rate, which is encouraging in today’s economy,” he said. “With a more constructive regulatory framework in place, we will be well prepared to meet the needs of our customers as the economy improves in the years ahead.”
UniSource Energy’s revised guidance range also reflects the reduction in TEP’s long-term wholesale revenues, which fell $3 million in the second quarter compared with the same period last year. The decrease is linked primarily to reduced sales to the Navajo Tribal Utility Authority, which has made greater use of other energy sources that became more available and cost-effective under current economic conditions.
Tucson Electric Power
Second Quarter 2009 Results of Operations
TEP reported net income of $27 million in the second quarter of 2009, compared with net income of $6 million during the same period in 2008.
•	Retail electric revenues increased 5.5 percent, or $12 million, excluding the pass-through components for renewable energy and demand-side management (DSM) surcharges. Gains due to higher base rates and implementation of the PPFAC were partly offset by lower energy sales.
•	Sales to residential customers were up 0.5 percent compared with the second quarter of 2008. The pace of residential sales in the second quarter improved on the year-over-year decrease of 5.9 percent in the first quarter of 2009.
•	Second quarter sales to commercial and industrial customers — whose usage most closely reflects economic activity — were down 3.7 and 3.1 percent, respectively. The drop in second-quarter industrial sales improved on the 5.4 percent decrease in first quarter sales to those customers. The year-over-year reduction in second quarter sales to commercial customers increased from the 2.8 percent drop recorded in the first quarter.
•	Long-term wholesale sales decreased $3 million, or 24 percent, due to lower sales volumes.
•	PPFAC-related expenses, net of offsets, decreased by $8 million compared with the fuel and purchased power expenses net of short term wholesale revenues recorded during the second quarter of 2008. The decrease was due primarily to lower wholesale market prices for energy and natural gas and lower retail demand.
•	O&M expense increased $8 million, due in part to planned maintenance at TEP’s generating plants and a $3 million increase in pension-related costs.
•	Amortization of TEP’s Transition Recovery Asset (TRA) ended in May 2008, resulting in a $7 million decrease in amortization in the second quarter of 2009 compared with the second quarter of 2008.
•	Depreciation and amortization increased $11 million due primarily to plant additions, new depreciation rates for generating assets, amortization of regulatory assets resulting from the 2008 TEP rate order and a $4 million adjustment related to a change in accounting for TEP’s investment in Springerville Unit 1 lease equity.

•	Total other income increased $7 million due primarily to a $3 million adjustment related to a change in accounting for TEP’s investment in Springerville Unit 1 lease equity and interest on income tax refunds of $2 million.
•	Interest expense decreased $4 million due primarily to lower rates on variable rate debt, lower balances on capital lease obligations and a $1.6 million adjustment related to a change in accounting for TEP’s investment in Springerville Unit 1 lease equity.
During the second quarter of 2009, TEP adjusted its accounting for an investment in Springerville Unit 1 lease equity acquired in 2006, resulting in a $0.6 million increase in pre-tax income. Adjustments were made to depreciation and amortization, other income and expense, and interest on capital leases for the period from July 2006 through June 2009.
UNS Gas
UNS Gas reported no earnings in the second quarter of 2009, compared with net income of $0.3 million during the same period last year. UNS Gas’s operations are seasonal in nature with peak usage occurring in the winter months. The weak economy contributed to a lack of customer growth compared to the same period last year.
A request for higher UNS Gas rates is pending before the Arizona Corporation Commission (ACC). The company has requested an average base rate increase of 6 percent, or approximately $9.5 million, to cover increases in capital and operating costs. The ACC’s staff has recommended rates that would provide a $3.4 million revenue increase. Hearings before an administrative law judge are scheduled to begin Aug. 10, 2009.
UNS Electric
UNS Electric reported net income of $1.5 million for the second quarter of 2009, compared with net income of $0.7 million in the second quarter of 2008. Like TEP, UNS Electric’s operations are seasonal in nature, with peak energy demand occurring in the summer months.
Second-quarter retail kWh sales rose 6.8 percent compared with the same period last year due to the operations of a new copper mine in the company’s service area. Excluding mining sales, UNS Electric’s retail kWh sales fell 1.5 percent compared with the same period last year due to mild weather and the weak economy.
In April 2009, UNS Electric filed a general rate case with the ACC requesting an average base rate increase of $13.5 million, or 7.4 percent over 2008 retail revenues, to cover its rising service costs. Hearings before an administrative law judge are scheduled to begin Feb. 2, 2010
Millennium Energy Holdings, Inc.
In June, Millennium Energy Holdings (Millennium) recorded a pre-tax gain of $6 million from the sale of its equity interest in Sabinas, a Mexican coal supplier and owner of coal and associated gas reserves. The interest in Sabinas represented Millennium’s largest unregulated energy investment. Millennium received $5 million in cash and a $15 million three-year secured note bearing interest at 6 percent for the sale of its interest in Sabinas. At June 30, 2009, Millennium’s remaining total investments, including the $15 million note, were approximately $30 million.

Net Income and Earning Per Share Summary

	2nd Quarter		YTD June 30,
Net Income	2009	2008	2009	2008
	-Millions-		-Millions-

Tucson Electric Power	$26.5	$5.8	$26.0	($3.1)
UNS Gas	—	0.3	4.9	6.6
UNS Electric	1.5	0.7	2.3	1.2
Other (1)	3.3	(2.1)	3.1	(2.6)

Net Income	$31.3	$4.7	$36.3	$2.1

Avg. Basic Shares Outstanding (millions)	35.7	35.6	35.7	35.6
Avg. Diluted Shares Outstanding (millions)	40.2	36.2	40.2	36.1

	2nd Quarter		YTD June 30,
Earnings Per UniSource Energy Share	2009	2008	2009	2008

Tucson Electric Power	$0.74	$0.16	$0.73	($0.09)
UNS Gas	0.00	0.01	0.14	0.19
UNS Electric	0.04	0.02	0.06	0.03
Other (1)	0.09	(0.06)	0.09	(0.07)

Net Income per Basic Share	$0.88	$0.13	$1.02	$0.06

Net Income per Diluted Share (2)	$0.80	$0.13	$0.95	$0.06

(1)	Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UniSource Energy Development, wholly-owned subsidiaries of UniSource Energy.
(2)
For the second quarter and six months ending June 30, 2008, 4 million of potentially dilutive shares and after-tax interest expense of $1 million and $2 million, respectively, were not included in the computation of diluted EPS because doing so would be anti-dilutive.

UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings.
Seasonality of Earnings
The net income and results of operations of UniSource Energy’s utility businesses are seasonal in nature. TEP and UNS Electric are summer-peaking utilities and historically have recorded a majority of their net income during the second and third quarters, when hot weather drives increases in energy consumption.

Energy demand from UNS Gas customers typically peaks during the winter, and that company records the majority of its net income during the first and fourth quarters.
Conference Call and Webcast
UniSource Energy will host a conference call on Tuesday, August 4 at 2:00 p.m. EDT to discuss the financial results and outlook. To participate in the call, please dial in five to 10 minutes prior to the start.

Dial in:	(877) 582-0446

Reference code:	21943106
The conference call will also be broadcast on UniSource Energy’s website. The webcast can be accessed at uns.com, and the telephone replay will be available for seven days.

Replay Number:	(800) 642-1687

Reference Code:	21943106
UniSource Energy is a Tucson, Arizona-based company with consolidated assets of approximately $3.5 billion. UniSource Energy’s primary subsidiaries include Tucson Electric Power Company, which serves more than 400,000 customers in southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 236,000 customers in northern and southern Arizona.
For more information about UniSource Energy and its subsidiaries, visit uns.com.
This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy’s ability to reach the 2009 earnings guidance. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP’s generating plants; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2009 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income
(in thousands of dollars, except per share amounts)
(UNAUDITED)

	Three Months Ended
	June 30,		Increase / (Decrease)
	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$267,200	$248,753	$18,447	7.4
Provision for Rate Refunds — CTC Revenue	—	(14,898)	14,898	N/M

Net Electric Retail Sales	267,200	233,855	33,345	14.3
Electric Wholesale Sales	27,950	77,456	(49,506)	(63.9)
Gas Revenue	24,661	29,740	(5,079)	(17.1)
Other Revenues	17,973	19,271	(1,298)	(6.7)

Total Operating Revenues	337,784	360,322	(22,538)	(6.3)

Operating Expenses
Fuel	69,047	75,982	(6,935)	(9.1)
Purchased Energy	64,219	123,478	(59,259)	(48.0)
Transmission	2,991	4,957	(1,966)	(39.7)
Increase (Decrease) to reflect PPFAC/PGA Recovery Treatment	3,618	(4,892)	8,510	N/M

Total Fuel and Purchased Energy	139,875	199,525	(59,650)	(29.9)
Other Operations and Maintenance	78,929	70,670	8,259	11.7
Depreciation and Amortization	47,527	36,281	11,246	31.0
Amortization of Transition Recovery Asset	—	6,695	(6,695)	N/M
Taxes Other Than Income Taxes	12,363	12,525	(162)	(1.3)

Total Operating Expenses	278,694	325,696	(47,002)	(14.4)

Operating Income	59,090	34,626	24,464	70.7

Other Income (Deductions)
Interest Income	4,823	3,039	1,784	58.7
Other Income	13,878	2,699	11,179	N/M
Other Expense	(695)	(2,291)	1,596	69.7

Total Other Income (Deductions)	18,006	3,447	14,559	N/M

Interest Expense
Long-Term Debt	14,719	18,175	(3,456)	(19.0)
Interest on Capital Leases	11,450	13,074	(1,624)	(12.4)
Other Interest Expense	961	582	379	65.1
Interest Capitalized	(619)	(1,628)	1,009	62.0

Total Interest Expense	26,511	30,203	(3,692)	(12.2)

Income Before Income Taxes	50,585	7,870	42,715	N/M
Income Tax Expense	19,310	3,123	16,187	N/M

Net Income	$31,275	$4,747	$26,528	N/M

Weighted-average Shares of Common Stock Outstanding (000)	35,687	35,612	75	0.2

Basic Earnings per Share	$0.88	$0.13	$0.75	N/M

Diluted Earnings per Share	$0.80	$0.13	$0.67	N/M

Dividends Declared per Share	$0.290	$0.240	$0.050	20.8

	Three Months Ended
Tucson Electric Power	June 30,		Increase / (Decrease)
Electric MWh Sales:	2009	2008	Amount	Percent
Retail Sales	2,356,390	2,403,032	(46,642)	(1.9)
Wholesale Sales	614,046	1,160,805	(546,759)	(47.1)

Total	2,970,436	3,563,837	(593,401)	(16.7)

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

UNISOURCE ENERGY 2009 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income
(in thousands of dollars, except per share amounts)
(UNAUDITED)

	Six Months Ended
	June 30,		Increase / (Decrease)
	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$468,552	$447,293	$21,259	4.8
Provision for Rate Refunds — CTC Revenue	—	(14,898)	14,898	N/M

Net Electric Retail Sales	468,552	432,395	36,157	8.4
Electric Wholesale Sales	63,246	129,825	(66,579)	(51.3)
Gas Revenue	82,963	95,170	(12,207)	(12.8)
Other Revenues	34,880	33,066	1,814	5.5

Total Operating Revenues	649,641	690,456	(40,815)	(5.9)

Operating Expenses
Fuel	123,864	145,205	(21,341)	(14.7)
Purchased Energy	140,914	231,558	(90,644)	(39.1)
Transmission	5,251	8,621	(3,370)	(39.1)
Increase (Decrease) to reflect PPFAC/PGA Recovery Treatment	10,320	(11,231)	21,551	N/M

Total Fuel and Purchased Energy	280,349	374,153	(93,804)	(25.1)
Other Operations and Maintenance	163,882	138,160	25,722	18.6
Depreciation and Amortization	88,202	72,434	15,768	21.8
Amortization of Transition Recovery Asset	—	23,945	(23,945)	N/M
Taxes Other Than Income Taxes	24,818	25,120	(302)	(1.2)

Total Operating Expenses	557,251	633,812	(76,561)	(12.1)

Operating Income	92,390	56,644	35,746	63.1

Other Income (Deductions)
Interest Income	6,921	6,204	717	11.6
Other Income	14,385	5,198	9,187	N/M
Other Expense	(1,228)	(2,882)	1,654	57.4

Total Other Income (Deductions)	20,078	8,520	11,558	N/M

Interest Expense
Long-Term Debt	29,363	35,420	(6,057)	(17.1)
Interest on Capital Leases	24,258	26,151	(1,893)	(7.2)
Other Interest Expense	1,431	1,723	(292)	(16.9)
Interest Capitalized	(1,344)	(3,175)	1,831	57.7

Total Interest Expense	53,708	60,119	(6,411)	(10.7)

Income Before Income Taxes	58,760	5,045	53,715	N/M
Income Tax Expense	22,566	2,913	19,653	N/M

Net Income	$36,194	$2,132	$34,062	N/M

Weighted-average Shares of Common Stock Outstanding (000)	35,676	35,585	91	0.3

Basic Earnings per Share	$1.01	$0.06	$0.95	N/M

Diluted Earnings per Share	$0.95	$0.06	$0.89	N/M

Dividends Declared per Share	$0.580	$0.480	$0.100	20.8

	Six Months Ended
Tucson Electric Power	June 30,		Increase / (Decrease)
Electric MWh Sales:	2009	2008	Amount	Percent
Retail Sales	4,285,649	4,430,115	(144,466)	(3.3)
Wholesale Sales	1,444,028	2,104,014	(659,986)	(31.4)

Total	5,729,677	6,534,129	(804,452)	(12.3)

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2009 RESULTS
TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income
(in thousands of dollars)
(UNAUDITED)

	Three Months Ended
	June 30,		Increase / (Decrease)
	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$220,007	$205,486	$14,521	7.1
Provision for Rate Refunds — CTC Revenue	—	(14,898)	14,898	N/M

Net Electric Retail Sales	220,007	190,588	29,419	15.4
Electric Wholesale Sales	31,985	82,582	(50,597)	(61.3)
Other Revenues	19,552	20,971	(1,419)	(6.8)

Total Operating Revenues	271,544	294,141	(22,597)	(7.7)

Operating Expenses
Fuel	65,038	74,006	(8,968)	(12.1)
Purchased Energy	36,375	78,554	(42,179)	(53.7)
Transmission	1,259	2,430	(1,171)	(48.2)
Increase (Decrease) to reflect PPFAC Recovery Treatment	(3,634)	—	(3,634)	N/M

Total Fuel and Purchased Energy	99,038	154,990	(55,952)	(36.1)
Other Operations and Maintenance	69,103	61,481	7,622	12.4
Depreciation and Amortization	41,769	30,707	11,062	36.0
Amortization of Transition Recovery Asset	—	6,695	(6,695)	N/M
Taxes Other Than Income Taxes	10,040	10,516	(476)	(4.5)

Total Operating Expenses	219,950	264,389	(44,439)	(16.8)

Operating Income	51,594	29,752	21,842	73.4

Other Income (Deductions)
Interest Income	4,740	2,678	2,062	77.0
Other Income	7,389	2,260	5,129	N/M
Other Expense	(521)	(258)	(263)	N/M

Total Other Income (Deductions)	11,608	4,680	6,928	N/M

Interest Expense
Long-Term Debt	9,213	12,624	(3,411)	(27.0)
Interest on Capital Leases	11,446	13,070	(1,624)	(12.4)
Other Interest Expense	335	464	(129)	(27.8)
Interest Capitalized	(498)	(1,297)	799	61.6

Total Interest Expense	20,496	24,861	(4,365)	(17.6)

Income Before Income Taxes	42,706	9,571	33,135	N/M
Income Tax Expense	16,199	3,806	12,393	N/M

Net Income	$26,507	$5,765	$20,742	N/M

N/M — Not Meaningful

Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2009 RESULTS
TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income (Loss)
(in thousands of dollars)
(UNAUDITED)

	Six Months Ended
	June 30,		Increase / (Decrease)
	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$377,771	$367,408	$10,363	2.8
Provision for Rate Refunds — CTC Revenue	—	(14,898)	14,898	N/M

Net Electric Retail Sales	377,771	352,510	25,261	7.2
Electric Wholesale Sales	69,743	134,895	(65,152)	(48.3)
Other Revenues	37,303	35,338	1,965	5.6

Total Operating Revenues	484,817	522,743	(12,665)	(2.4)

Operating Expenses
Fuel	116,478	143,215	(26,737)	(18.7)
Purchased Energy	59,417	110,776	(51,359)	(46.4)
Transmission	1,807	4,469	(2,662)	(59.6)
Increase (Decrease) to reflect PPFAC Recovery Treatment	(4,003)	—	(4,003)	N/M

Total Fuel and Purchased Energy	173,699	258,460	(84,761)	(32.8)
Other Operations and Maintenance	143,837	120,065	23,772	19.8
Depreciation and Amortization	76,820	61,997	14,823	23.9
Amortization of Transition Recovery Asset	—	23,945	(23,945)	N/M
Taxes Other Than Income Taxes	20,295	21,064	(769)	(3.7)

Total Operating Expenses	414,651	485,531	(70,880)	(14.6)

Operating Income	70,166	37,212	58,215	N/M

Other Income (Deductions)
Interest Income	6,809	5,466	1,343	24.6
Other Income	7,977	4,018	3,959	98.5
Other Expense	(906)	(731)	(175)	(23.9)

Total Other Income (Deductions)	13,880	8,753	5,127	58.6

Interest Expense
Long-Term Debt	18,404	24,337	(5,933)	(24.4)
Interest on Capital Leases	24,251	26,139	(1,888)	(7.2)
Other Interest Expense	683	1,469	(786)	(53.5)
Interest Capitalized	(1,132)	(2,352)	1,220	51.9

Total Interest Expense	42,206	49,593	(7,387)	(14.9)

Income (Loss) Before Income Taxes	41,840	(3,628)	45,468	N/M
Income Tax Expense (Benefit)	15,887	(530)	16,417	N/M

Net Income (Loss)	$25,953	$(3,098)	$29,051	N/M

N/M — Not Meaningful

Reclassifications have been made to prior periods to conform to the current period’s presentation.